[Coopers & Lybrand Letterhead]


Consent of Independent Auditors

We consent to the incorporation in Amendment No. 3 to this registration statement on Form S-3 (File No. 333-49281) of our report dated November 22, 1996, except for Notes 2n and 2r as to which the date is April 1, 1998, on our audits of the consolidated financial statements of Rayovac Corporation as of June 30, 1996 and September 30, 1996 and for each of the two years in period ended June 30, 1996 and the period July 1, 1996 to September 30, 1996. We also consent to the references to our firm under the captions "Experts".


/s/ Coopers & Lybrand L.L.P.

Milwaukee, Wisconsin
May 27, 1998